UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 25, 2014

ARLINGTON ASSET INVESTMENT CORP.

(Exact name of Registrant as specified in its charter)

Virginia	54-1873198	001-34374
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

1001 Nineteenth Street North

Arlington, VA 22209

(Address of principal executive offices) (Zip code)

(703) 373-0200

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

In connection with Arlington Asset Investment Corp.’s (the “Company”) public offering (the “Offering”) of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), the Company announced certain information regarding its current expectation of net income for the first quarter ending March 31, 2014.

The Company generally conducted its investment activities in private-label mortgage-backed securities (“MBS”) and agency-backed MBS during the first quarter of 2014 consistently in all material respects as the Company did in recent prior quarters. However, primarily due to the favorable impact of a $2.19 per share non-cash income tax benefit recognized in the fourth quarter of 2013, the Company expects its net income under Generally Accepted Accounting Principles (“GAAP”) for the first quarter of 2014 to be materially lower than in the fourth quarter of 2013. As previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2013, as the Company benefits from the utilization of its deferred tax assets in future periods or those deferred tax assets expire without being utilized, its reported GAAP net income will be reduced for the corresponding income tax effect.

On March 15, 2014, the Company’s board of directors authorized and the Company declared a dividend for the first quarter of 2014 of $0.875 per share of Class A common stock that the Company expects to be paid on April 30, 2014 to holders of record as of the close of business on March 31, 2014. The Company expects that the Shares purchased in this offering will be entitled to receive this dividend.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RLINGTON ASSET INVESTMENT CORP.

Date: March 25, 2014	By:	/s/ Kurt R. Harrington
	Name: Title:	Kurt R. Harrington Executive Vice President, Chief Financial Officer and Treasurer